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On May 4, 2007, Eschelon Telecom, Inc. issued a press release announcing results for the quarter ended March 31, 2007 and held an investor conference call to discuss such results. The press release and the scripts of the chief executive officer and the chief financial officer are all included in this filing.

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Geoffrey M. Boyd
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Eschelon Telecom, Inc. Announces First Quarter
2007 Operating Results

Highlights for Q1 2007:

•            Record number of lines sold

•            Record line installations

•            Record lines in service

•            Solid customer line churn results

•            34% year over year revenue growth

•            48% year over year adjusted EBITDA growth

•            Announced agreement to be acquired by Integra Telecom, Inc.

Minneapolis, MN — May 4, 2007 (NASDAQ: ESCH): Eschelon Telecom, Inc., a provider of integrated communications services to small and medium sized businesses in the western United States, today announced results for the quarter ended March 31, 2007.

“We had a strong start to 2007; we continue to meet or exceed our financial and operating targets,” stated Richard A. Smith, Eschelon’s President and Chief Executive Officer. “We are seeing the results from the investments we made last year in the expansion of our sales force, new products and synergies from acquired companies. These have proven to be prudent investments allowing us to grow revenue, EBITDA and net income.

“We had some great operational successes in the first quarter as well,” continued Smith. “We opened our West Coast Customer Operations Center in Salem, Oregon providing geographic diversity to our customer operations and we completed a complex system integration project that will greatly improve the speed and efficiency of the new order fulfillment process. We also completed the integrations of both the Oregon Telecom and Tel West customer bases and on May 1, 2007, we closed the UNICOM transaction right on schedule. I’m very proud of the Eschelon team of associates and what we have accomplished.”

The following table highlights financial and operating results (dollars in thousands, except per unit amounts):

	1Q 2007	4Q 2006	1Q 2006
Total Revenue	$80,307	76,744	$59,726
Total Gross Profit *	$47,142	$44,517	$34,410
Total Gross Margin (%) *	59%	58%	58%
Adjusted EBITDA	$17,793	$16,008	$12,057
Net Income (Loss)	$22	$10	$(1,583)
Capital Expenditures	$17,707	$21,254	$9,021
Cash and Investments (at end of period)	$26,503	$39,467	$75,268

Voice Lines In Service (at end of period)	370,525	363,375	273,449
Data Lines In Service (at end of period)	256,972	234,954	154,072
Total Lines In Service (at end of period)	627,497	598,329	427,521
Lines On-Net (%) (at end of period)	86.0%	85.0%	87.1%
Lines Sold	45,582	44,471	30,740
Average Monthly Line Churn (%)	1.27%	1.03%	1.56%
Average Network Revenue per Line per Month	$39.24	$39.77	$41.61

Total Employees (at end of period)	1,393	1,385	1,100
Quota-Carrying Network Service Salespeople (at end of period)	277	265	205

*                    Gross profit is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue.

Total revenues for the first quarter of 2007 were $80.3 million, an increase of $3.6 million from the fourth quarter of 2006 and an increase of $20.6 million from the first quarter of 2006. The increases were primarily due to the inclusion of the companies acquired during 2006 and access line growth.

Gross profit for the first quarter of 2007 was $47.1 million, an increase of $2.6 million from the fourth quarter of 2006 and an increase of $12.7 million from the first quarter of 2006. The increases were primarily due to the inclusion of the companies acquired during 2006 and access line growth.

Gross profit as presented is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue. Gross profit is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with generally accepted accounting principles (“GAAP”) in the United States. Management uses this definition of gross profit as a measure of operating performance. Below is a schedule reconciling reported GAAP operating income to gross profit as presented.

Eschelon Telecom, Inc.
Consolidated Operating Income to Gross Profit Reconciliation

(In Thousands)

	1Q 2007	4Q 2006	1Q 2006
Operating Income	$5,407	$4,032	$1,535
Sales, general and administrative expense	29,899	29,048	22,699
Depreciation and amortization expense	11,836	11,437	10,176
Gross Profit	$47,142	$44,517	$34,410

Sales, general and administrative expenses for the first quarter of 2007 were $29.9 million, an increase of $0.9 million from the fourth quarter of 2006 and an increase of $7.2 million from the first quarter of 2006. The increase from 2006 was primarily due to the inclusion of companies acquired during 2006 and an increase in costs associated with the sales force expansion. The increase from

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the fourth quarter was primarily due to the inclusion of OneEighty Communications and Mountain Telecommunications for a full quarter in 2007.

Adjusted EBITDA for the first quarter of 2007 was $17.8 million, an increase of $1.8 million from the fourth quarter of 2006 and an increase of $5.7 million from the first quarter of 2006. Adjusted EBITDA is a non-GAAP measure. Below is a schedule reconciling reported GAAP net income (loss) to EBITDA and Adjusted EBITDA.

Eschelon Telecom, Inc.
Consolidated Net Income (Loss) to EBITDA and Adjusted EBITDA Reconciliation

(In Thousands)

	1Q 2007	4Q 2006	1Q 2006
Net Income (Loss)	$22	$10	$(1,583)
Interest expense, net	4,382	4,011	3,167
Depreciation and amortization	11,836	11,437	10,176
EBITDA	16,240	15,458	11,760
Share-based compensation expense	550	538	346
Loss (gain) on disposal of assets	(5)	2	29
Loss (gain) on sale of available-for-sale securities	—	19	(78)
Other (income) expense, net	1,008	(9)	—
Adjusted EBITDA	$17,793	$16,008	$12,057

Capital expenditures for the first quarter of 2007 were $17.7 million, a decrease of $3.5 million from the fourth quarter of 2006 and an increase of $8.7 million from the first quarter of 2006. Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases. The primary drivers for the increase from first quarter of 2006 are the collocation expansion and line/customer growth.

Net income for the first quarter of 2007 was $0.02 million, an increase of $0.01 million from the fourth quarter of 2006 and an increase of $1.6 million compared to a net loss of $1.6 million in the first quarter of 2006. The improvement from the first quarter of 2006 was primarily due to the inclusion of the companies acquired during 2006 and higher access lines in service. Net income for the first quarter of 2007 compared to the fourth of 2006 was relatively flat. First quarter operating income increased by $1.4 million from the previous quarter however, the company incurred approximately $1.0 million of expenses related to the pending merger with Integra Telecom announced on March 20, 2007. Interest income was also lower in the first quarter due to the lower level of available-for-sale securities.

Cash, restricted cash and available-for-sale securities at March 31, 2007 were $26.5 million, a decrease of $13.0 million from December 31, 2006. The decrease is primarily due to the $6.5 million semi-annual senior note interest payment in March, $1.9 million of costs related to acquiring Tel West lines, escrowing $3.5 million for the acquisition of UNICOM and paying $1.0 million in costs related to the pending merger with Integra.

Supplemental Information

Supplemental information with additional detail for the quarter ended March 31, 2007 as well as 2007 guidance is available on Eschelon’s web site at www.eschelon.com.

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Investor Call

Management is holding an investor conference call today, May 4, 2007 at 10:00 a.m. (CT) to discuss quarterly results. Investors are invited to participate by dialing (800) 218-8862. A replay will be available through May 11, 2007 by dialing (800) 405-2236 (pass code 11088692#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 52 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,470 telecommunications/Internet professionals, serves over 65,000 business customers and has approximately 655,000 access lines in service throughout its markets in Arizona, California, Colorado, Minnesota, Montana, Nevada, Oregon, Utah and Washington. For more information, please visit our web site at www.eschelon.com.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, difficulties inherent in making and integrating acquisitions, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

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Eschelon Telecom, Inc.
Unaudited Consolidated Statements of Operations
(Dollars In Thousands, Except per Share Amounts)

	1Q 2007	4Q 2006	1Q 2006
Revenue:
Network services	$72,754	$68,624	$52,785
Business telephone systems	7,553	8,120	6,941
Total revenue	80,307	76,744	59,726

Costs and expenses:
Network services expense (excluding depreciation and amortization)	28,541	27,386	20,763
Business telephone systems cost of revenue	4,624	4,841	4,553
Sales, general and administrative	29,899	29,048	22,699
Depreciation and amortization	11,836	11,437	10,176
Operating income	5,407	4,032	1,535

Other income (expense):
Interest income	391	691	233
Interest expense	(4,773)	(4,702)	(3,400)
Other income (expense), net	(1,003)	(11)	49
Income (loss) before taxes	22	10	(1,583)
Income taxes	—	—	—
Net income (loss)	$22	$10	$(1,583)

Net income (loss) per share:
Basic and diluted	$0.00	$0.00	$(0.11)

Weighted average shares outstanding:
Basic	17,648,167	17,568,620	14,680,783
Diluted	18,320,919	18,155,609	14,680,783

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Eschelon Telecom, Inc.
Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$21,155	$21,146
Restricted cash	650	1,224
Available-for-sale securities	4,698	17,097
Accounts receivable, net	27,232	27,592
Other receivables	4,737	4,025
Inventories	3,322	3,552
Prepaid expenses	6,955	2,314
Total current assets	68,749	76,950

Property and equipment, net	149,385	145,785

Other assets	1,528	2,185
Goodwill	59,670	59,670
Intangible assets, net	47,870	45,931
Total assets	$327,202	$330,521

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,564	$17,641
Accrued telecommunication costs	3,870	5,730
Accrued office rent	2,471	2,521
Accrued interest expense	601	3,829
Other accrued expenses	7,660	7,433
Deferred revenue	10,337	10,109
Accrued compensation expenses	5,700	4,174
Capital lease obligations, current maturities	2,334	3,131
Total current liabilities	49,537	54,568

Long-term liabilities:
Other long-term liabilities	1,256	1,262
Capital lease obligations, less current maturities	2,215	2,201
Notes payable	141,951	141,040
Total liabilities	194,959	199,071

Stockholders’ equity:
Common stock	177	176
Additional paid-in capital	289,871	289,101
Accumulated other comprehensive income	—	—
Accumulated deficit	(157,805)	(157,827)
Total stockholders’ equity	132,243	131,450
Total liabilities and stockholders’ equity	$327,202	$330,521

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Eschelon Telecom, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Three months ended
	March 31,
	2007	2006
Operating activities
Net income (loss)	$22	$(1,583)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	11,836	10,176
Provision for bad debt expense	265	275
Non-cash interest expense, net of non-cash interest income	1,220	916
Non-cash shared-based compensation expense	550	346
Other non-cash items	(5)	(49)
Changes in operating assets and liabilities:
Accounts receivable	95	961
Inventories	230	(331)
Prepaid expenses and other assets	(4,696)	(1,416)
Accounts payable and accrued expenses	(5,987)	(1,775)
Deferred revenue	228	11
Accrued compensation expense	1,526	737
Net cash provided by operating activities	5,284	8,268

Investing activities
Purchases of available-for-sale securities	(3,750)	—
Proceeds from sales of available-for-sale securities	16,150	4,000
Purchases of property and equipment	(11,152)	(5,360)
Cash paid for customer installation costs	(6,521)	(3,640)
Proceeds from sales of assets	9	28
Decrease in restricted cash	574	103
Net cash used in investing activities	(4,690)	(4,869)

Financing activities
Proceeds from issuance of notes payable	—	45,600
Payments made on notes and capital lease obligations	(806)	(638)
Proceeds from issuance of stock, net of fees	221	153
Increase in debt issuance costs	—	(996)
Net cash (used in) provided by financing activities	(585)	44,119

Net increase in cash and cash equivalents	9	47,518
Cash and cash equivalents at beginning of period	21,146	26,062
Cash and cash equivalents at end of period	$21,155	$73,580

Supplemental cash flow information
Cash paid for interest	$3,552	$2,485

Supplemental non-cash activities
Equipment purchases under capital leases	$34	$21

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ESCHELON FINANCIAL CONFERENCE CALL

May 4, 2007 – 10:00 A.M. CENTRAL

Good morning and welcome to the Eschelon Financial Results Conference Call for the 1st Quarter of 2007.

This is Rick Smith and I am the President and Chief Executive Officer of Eschelon, and I have Geoff Boyd, our Chief Financial Officer here with me for the call.

Before we begin, our Safe Harbor provision is as follows:

“As it relates to the discussion today, we may include some forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  The forward-looking statements are based on our current intent, belief and expectations.  These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of risks that are described in the company’s filings with the Securities and Exchange Commission.”

The first quarter of 2007 was another strong quarter for us – operationally and financially – you saw these highlights in our press release issued this morning, but they are worth repeating:

•                  A record number of lines sold for Q1;

•                  Record lines installed;

•                  Record lines in service;

•                  34% year over year revenue growth – a record for the revenue level;

•                  48% year over year adjusted EBITDA growth – another record for the EBITDA level;

•                  Net income positive in Q1, a small number, but another nice milestone for us;

•                  Another solid quarter of customer line churn results;

•                  On May 1, we closed as scheduled on our acquisition of UNICOM that operates in multiple markets in Oregon, our largest state measured by revenue and lines;

•                  And on March 20, 2007, we announced a transaction with Integra Telecom whereby they will acquire the stock of Eschelon Telecom for $30.00 per share – and we still expect the transaction to close in Q3 2007.

So – certainly many positive results for the first quarter.

As a refresher, for UNICOM, we announced that Definitive Agreement execution on Monday, February 19, 2007 – it fits our acquisition filters well.  We originally expected to close this transaction in May, 2007, we did, and acquired a CLEC with $19M of revenue, $1.6M of pre-synergy EBITDA, 28,000 access lines, 3,200 business customers, with good on switch overlap with Eschelon existing markets of Bend, Portland, Medford, and Grants Pass in Oregon, has a Business Telephone Systems or BTS business like Eschelon which we like – and we expect that we will turn the $1.6M of normalized EBITDA into $4.5M of EBITDA post synergies.  With over 171,000 lines in Oregon including both UNICOM and Eschelon existing operations, we clearly are the largest business based CLEC in the state – with the largest medium and small business base of customers.  Synergies will be generated by headcount reductions, long distance cost reductions, IT system consolidations, carrier access billing system in-sourcing, and other backroom infrastructure rationalizations.  We know UNICOM well, we have competed against them for several years, they have very low customer line churn, and a high quality Team of Associates that will continue to drive results post closing.  UNICOM fits our acquisition filters perfectly – it is in market, focuses on medium and small business customers, is EBITDA positive pre-synergies and cash flow positive pre-synergies – you have to like UNICOM – and we do – a lot!

Prior to our acquisition of Oregon Telecom, we established an objective of acquiring $100M of competitive local exchange carrier revenue over a two to three year period.  With the acquisitions of Oregon Telecom,

OneEighty, TelWest, MTI, and now UNICOM, we have acquired $74M in revenue – so 74% to our goal.

Given our impending transaction with Integra, you might ask “why?”  Why go through any of this detail?  We are going through it because we are still a public company, and until we close, we feel an obligation to keep our investors informed.

Before I turn to our operating results for Q1, let’s recap where we are with respect to integrating Oregon Telecom (that’s OTI), Mountain (that’s MTI) and OneEighty.

We closed on OTI on April 1, 2006 – and we exceeded our original expectations on synergies and costs of the integration.  For OTI, we achieved an annualized run rate of synergies and base EBITDA of approximately $8.0M versus our original expectation of $6M.  For total OTI integration costs, we spent $3.6M in 2006 and 2007 versus our original estimate of $6.3M for those two (2) years – so better there as well.  The majority of the OTI integration work has been completed – and I would close the book on that work and characterize our execution there as good.

We closed on OneEighty on October 1, 2006.  The annualized run rate of OneEighty’s synergies at the end of March, 2007 is $1.1M and including base OneEighty EBITDA of $2.0M, we have approximately $3.1M of annualized EBITDA versus our estimate a year out or in October, 2007 of $3.5M – and remember that is only after the first six (6) months of work.  For OneEighty integration costs, for closing through Q1 2007, we approved $165K versus a Budget of $346K.

I would characterize our integration efforts on OneEighty as going well, several months ahead of schedule – and better than our internal budgets for synergies and costs.

We closed on MTI on November 1, 2006 – the annualized run rate of MTI synergies at the end of March, 2007 is approximately $3.0M and including base MTI EBITDA of $5.0M, we have annualized EBITDA of $8.0M – so at our expected level a year out.  For MTI integration costs, for closing through Q1 2007, we approved $600K versus a Budget of $1.4M.

As with OneEighty, I would characterize our integration efforts as going well – better than our expectations and the guidance that we originally provided.

We continue to expand our Network Services Sales Associates in 2007 – ramping that up to approximately 320 to 330 by end of year 2007 based on opening markets in Colorado Springs and Fort Collins in Colorado, Rochester/St. Cloud/Duluth in Minnesota, and Tucson in Arizona.

Now let’s turn to our performance in Q1 2007 and I will take you through some of our work in the business:

Total lines in service for Q1 were approximately 627,000, up 4.9% sequentially and 46.8% versus Q1 of last year.  Q1 includes the full quarter’s results for OTI, OneEighty, and MTI – these are the drivers of the very strong results on a year to year basis along with strong organic growth and low customer line churn.

That organic line growth on an annualized basis is approximately 18% - where we need that to be to generate solid double digit annual organic revenue growth.  Notice that I used “approximately” here – difficult to extract entities that we acquired for this analysis – so I would highlight the term “approximately” here again – that is our estimate.

Data lines continue to display very strong growth – 66.8% year to year growth and 9.4% sequential growth as we sell additional data products into our base and new customers take greater proportions of capacity in data bandwidth, primarily related to internet access.

Lines Sold in Q1 2007 broke another record for ESCH – the fifth consecutive quarter of record quarterly line sales – we sold approximately 46K lines, eclipsing the previous record that we set in Q4 2006 of 44K.  On an annualized basis, that is at the higher end of the guidance range that I provided for 2007 Lines Sold on our Q4 conference call.  I do expect some challenges here to achieve continued sequential sales records given our announced transaction with Integra – but certainly a great start to 2007.

Our average line backlog for March, 2007 was 26K lines, down from our December 2006 average backlog of 29K lines.  Our objective is to maintain a backlog of 1.4x monthly sales – so we want to reduce the backlog to 21K to 22K lines given the Q1 line sales, but remember that our backlog objective will grow linearly as line sales grow.  We took multiple actions to decrease our line backlog in Q4 and Q1 – and you are seeing the results of those efforts with our Q1 actual average backlog results – but some additional work required here to reduce the backlog further, we understand that – and we will get that result.

Our integrated T System product that carries both voice and data traffic continues to sell well in our market segment.  Approximately 77% of new lines sold in Q1 were sold over T Systems versus approximately 64% in Q1 2006 and 76% in Q4 2006.  This upward trend is exactly what we want to see

– selling more T System products, with +60% gross margins and lower customer line churn – that’s sub 1%.

Business Telephone Systems (BTS) revenue for Q1 2007 was good – and represented an 8.8% increase versus Q1 2006.  For five (5) years, that has been a relatively flat revenue business for us and we took several actions that we discussed on our Q1 2006 call that were intended to grow our BTS business, and those actions have been successful in 2006 and so far, in 2007 as well.

The percentage of lines on-switch increased sequentially from 83% in Q3 to 85% in Q4 and to 86% in Q1 2007 due to our line migration work at OTI and in our Classic ESCH base and the high (that’s +97%) of new lines sold being on-switch.

We ended Q1 with 277 quota carrying Network Services Field Sales Associates – exactly where we needed to end Q1.

Average monthly customer line churn was 1.27% in Q1 2007 compared to Q1 2006 of 1.56% - so a nice decrease and within the guidance range of 1.20% to 1.30% that I provided on the Q4 2006 call.

We are seeing good/low levels of customer line churn because we are installing increasing percentages of lines on T Systems that normally have 1.0% churn, greater percentages of our customer are taking BTS products – and these customers experience sub 1.0% line churn.

The competitive outlook remains stable as measured by customer line churn, line sales, and win/loss ratios.  Churn showed improvement year to year, win/loss ratios were stable, and in the case of lines sold, we hit another record for Q1 2007 – so no concerns here as we continue to do well against our competition.

As I discussed on our last two (2) calls, we are continuing to move forward with our VoIP based flexible bandwidth plans and deployment into new markets – more details on that launch on our next conference call.

Geoff Boyd, our Chief Financial Officer, will now lead you through Q1 2007 financial performance.

Turn call over to Geoff Boyd

Thanks Geoff, let me finish with an update on the Integra transaction.

All there is going well – all of our state and FCC filings have been filed, both of our Hart Scott Rodino filings have been completed, and the ESCH shareowner vote is scheduled for May 25, 2007.  The longest timeframe for approval most likely will be the regulatory approval in Arizona – which we do not see any issues with – but the Staff there is known for their thorough due diligence – so that will take some time yet.

We still believe that closing will be in Q3 2007 with Integra – in August or September of this year.  Can it close in October?  The response is yes – because of the unknown timeframe associated with regulatory approvals, but both Integra and ESCH are doing all possible to close – as soon as possible.

Now I would like to turn the call over to the Conference Coordinator, and                     will open the call to questions.

Q&A Session

Thank you for joining us – for those that could not attend the full call or want to listen again, we have replay capabilities through Friday, May 11, 2007.

This is the Eschelon Team in Minneapolis – home of Eschelon, signing off.

Investor Conference Call

Thanks Rick and hello everyone.

Our Q1 2007 results were strong.  Definitely a nice way to start the year.  We finished the quarter in line with our internal budget on virtually every major financial and operating target.  We also finished ahead of budget on Adjusted EBITDA by over $200K.  The latter measure against Adjusted EBITDA is, of course, important because our merger agreement with Integra Telecom requires us to be at 94% of budget on Adjusted EBITDA as a condition to closing.  I do not believe we will close using first quarter results.  I think we will probably close using Q2 results.  However, if we were being measured against Q1 results we would meet the closing condition easily.  Further, all of our underlying trends point towards us tracking well with our budget for Q2 and future quarters.  So that is good.

Total revenue for the first quarter was $80.3M.  This represented a sequential increase of $3.6M or 5% from fourth quarter of 2006 and an annual increase of a very healthy $20.6M or 34% from the first quarter of 2006.

Obviously some of this growth came through acquisitions.  However, even if you exclude the impact of acquisitions our estimated year-over-year revenue growth was still very solid.  I estimate that our year over year organic growth was approximately 12%.   I get that number by dividing the combined pre-close annual revenue of OTI, OneEighty, Mountain and TelWest by four and subtracting it from our Q1 2006 to Q1 2007 revenue

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increase.  Again, this is an estimated number because we don’t have good tracking of acquired revenue after we do billing system migrations.  However, it should be fairly close give or take a percentage point.  And we certainly finished the quarter at the upper end or above our organic revenue growth target of 9-11%.   We continue to expect to finish 2007 with revenue of approximately $330M to $335M, excluding the impact of Unicom.  Unicom will likely add another $12M to that range so including eight months of Unicom revenue our revised range is now $342M to $347M.

Moving on to ARPU, our average monthly network services revenue per line for the first quarter was (39 dollars and 24 cents) $39.24.  This compares to $41.61 in the first quarter of 2006 and represents an annual decline of 5.7%.  Most of this annual decline is explained by our selling more data products to our customers — great growth but lower ARPUs.  Excluding data our voice revenue per line was up by approximately 1% year over year, reflecting solid acquisition pricing controls and good base management.  And remember that, even though expanded data sales is having a slight negative impact on our reported revenue per line, it is increasing our revenue and is selling with very solid 60% plus gross margins.  Versus Q4 of 2006 our revenue per line declined by $.52 per line or 1.3%.  That decline was also due to data revenue per line declines.  Excluding data, our voice revenue per line was up approximately 1% versus Q4 of 2006.

Moving to our gross profit, our gross profit for the first quarter was $47.1M versus $44.5M last quarter and $34.4M in the first quarter of 2006.  Our Q1 gross margin

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percentage was 59%.  This was at the high end of the 57 to 59% guidance we have provided historically and I continue to feel very comfortable with that range.

Cash operating expenses, excluding non-cash stock based compensation, were $29.3M for the first quarter.  This represented an increase of $841K from last quarter and an increase of $7.0M from the first quarter of 2006.  These increases were primarily due to the four acquisitions that we closed during the year as well as the rising level of lines sold and installed each quarter as we ramped up our sales force.

Adjusted EBITDA for the first quarter was $17.8M giving us an adjusted EBITDA margin of 22%.  This represented an increase of $1.8M from last quarter and an increase of $5.7M from the first quarter of 2006.  We continue to feel comfortable with our previously announced Adjusted EBITDA guidance for 2007 of $78-80M, excluding Unicom.  Unicom should add approximately $2M to that range, so with Unicom our new range is $80-$82M.

As I mentioned earlier, our merger agreement with Integra Telecom requires us to be at 94% of budget on Adjusted EBITDA as a condition to closing.  I also indicated earlier that I expect to be measured against our Q2 results prior to closing.  So I am going to break with tradition now and provide our actual budget for Q2 Adjusted EBITDA so you can get a feel for where we are now and where we need to be at closing.  Our budget for Q2 is $19.5M.  If you multiply that by 94% and you get a closing condition threshold of $18.3M.  That compares to the $17.8M we just recorded in the first quarter and it

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compares to a March run-rate of approximately $19M.  The March run-rate I just gave you is our March monthly Adjusted EBITDA normalized for seasonality and one-time items times three.  Given our run-rate and threshold, we feel very comfortable about our ability to satisfy this closing condition.  If closing slips a lot and we have to close using third quarter results, our Q3 Adjusted EBITDA budget is only $1M higher than Q2.  I do not get overly concerned about meeting that number either.

As a reminder, Adjusted EBITDA is a non-GAAP measure.  A reconciliation of adjusted EBITDA to net income and loss and a reconciliation of operating income to gross profit can be found in our press release.  I would like to highlight that we did adopt statement of financial accounting standards number 123R in the first quarter of 2006 and since option expense is a non-cash compensation expense we do not include it in our calculation of adjusted EBITDA as you will see in our reconciliation table.

We had our second consecutive net income positive quarter in Q1.  Net income for the first quarter was $22K.  That is a small number but it does include approximately $1M of expense related to the Integra transaction that appears in other expense.  Excluding merger related expenses, our net income was in excess of $1M for the quarter.

Our credit statistics remain excellent.  Our bad debt as a percentage of revenue was a de minimus .33% for the quarter.  Our DSOs were 31 days for the quarter and our network receivables over 90 days were 1.6%. - all excellent metrics.

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Capital expenditures for the quarter were $17.7M as compared to $21.3M in the fourth quarter of 2006 and $9.0M in the first quarter of 2006.  We were down nicely from Q4 of last year because Q4 had a lot of catch-up spending from prior quarters.  In addition, we had much higher TelWest installation and switching equipment costs in Q4.  In Q1 the TelWest costs dropped to $1.9M.  We are now essentially finished with that migration too, so TelWest costs should essentially go away next quarter.  We continue to believe our guidance range on capital expenditures of $54-58M for 2007, excluding Unicom remains achievable.  Unicom should add approximately $1M to that range.  So post Unicom, our new range is $55-$59M.

For all of the capitalization policy analysts out there, here a breakdown of our current quarter capex by major category:

Switch and Network Cost were	$6.5	M
OSS/IT was	$.8	M
Capitalized Labor was	$5.2	M
Installation Costs were	$3.4	M
And Leaseholds and CPE were	$1.8	M

Cash, restricted cash and marketable securities at quarter end were $26.5M.  This represented a decrease of $13.0M from the fourth quarter of 2006.  Approximately $1.9M of this decrease is due to TelWest.  Another $3.5M represents a deposit we put down for Unicom when we signed our agreement to acquire them.  We also spent $1M during the

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quarter for our fairness opinion related to our pending merger with Integra and on March 15 we had a semi-annual cash interest payment on our senior notes.  The remainder of the decline is primarily due to our 2007 capital expenditure budget being front end loaded.  I continue to expect positive free cash flow for the full year after adjusting for acquisitions and associated expenses.

We funded our $14M acquisition of Unicom on May 1 with cash on hand.  We put down $3.5M at signing and paid the remainder at closing earlier this week.  We had originally planned to fund Unicom with additional high yield debt.  However, due to our pending merger with Integra we are not going to do that now.  Instead, we are working with a bank to put in place a $15M backup line of credit.  I do not anticipate ever using this credit facility.  However, we felt it important to have a backup line in place since our cash is currently our only form of liquidity.  I expect to close on the bank transaction in mid May.

That is all I have for today and now I will turn the call back to Rick.

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